Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Susan Lippincott	Travis Parsons
	Group Director, Corporate Marketing	Director, Investor Relations
	Numerical Technologies	Numerical Technologies
	Phone: (408) 273-4474	Phone: (408) 273-4791
	Fax: (408) 750-4528	Fax: (408) 919-1920
	E-mail: susan@numeritech.com	E-mail: tparsons@numeritech.com

NUMERICAL APPOINTS SEASONED SEMICONDUCTOR EXECUTIVE LARRY HOLLATZ AS PRESIDENT & CEO; FOUNDING CEO BUNO PATI TAKES ON NEW ROLE AS CHAIRMAN

SAN JOSE, Calif., Aug. 1, 2002—Numerical Technologies, Inc. (Nasdaq: NMTC), the world’s leading provider of software and IP that enables subwavelength lithography for the global semiconductor industry, today announced that Larry Hollatz has joined the company as its president and chief executive officer (CEO). Numerical’s founding CEO, Dr. Y.C. (Buno) Pati, will step-up to serve as chairman of the board, taking over for Bill Davidow. Davidow will assume the role of vice chairman and will continue to serve as a board member. Hollatz’s appointment is effective immediately.

According to Pati, Hollatz joins Numerical at a pivotal time in the company’s development. Already a well-entrenched supplier of subwavelength lithography-enabling software and IP for today’s most advanced chips, Numerical is poised to embark on the next stage of its growth. Leveraging his senior management and operational experience at Advanced Micro Devices (AMD) and NCR, Hollatz will spearhead the day-to-day operations of Numerical—guiding it toward continued growth and increased profitability, and helping the company capitalize on its pioneering role in deep subwavelength lithography. He will also focus on building the business and operational infrastructure needed to drive the company forward.

“It has been very rewarding to lead this company through the initial phases of realizing our vision-and I would like to thank Bill Davidow for his personal contributions to this effort. Now, I am very pleased to have Larry leading our team forward to capitalize on those efforts,” commented Pati. “We’ve always placed a high premium on attracting great talent, so our plan from the outset was to recruit someone of Larry’s caliber with a proven track record of success. I believe that Larry has the perfect combination of skills and expertise to take over the day-to-day leadership of Numerical. His extensive experience, responsibilities and relationships, which span all phases of semiconductor design and manufacturing, will allow me to focus on developing the long-term vision and strategy needed to address future device scaling requirements, and communicating this to investors, customers, partners and the industry at large.”

Commenting on his new role, Hollatz credits Pati with stewarding the company through the early and most challenging phase of its growth. “Buno and his talented team have created an admirable portfolio of critical technology, products, customers and partners. They have carved out a strong position in the design-to-silicon supply chain, and shaped a new landscape for integrated circuit manufacturing,” said Hollatz. “As Buno continues to develop our vision for pioneering the future of lithography and enhancing the design-to-silicon supply chain, my charter is to focus on execution—so that we have the operational excellence and business performance needed to drive both customer and shareholder value. As part of this charter, we plan to intensify work with our OEM partners and customers to facilitate the adoption of Numerical’s core phase-shifting technology.”

Before joining Numerical, Hollatz held various senior executive roles at AMD. Most recently, he served as group vice president for AMD’s Computational Products Division, where he had overall corporate responsibility for the design, development, manufacturing and delivery of AMD’s flagship Athlon microprocessor, and for driving $3.0 billion in revenue. Prior to this position, Hollatz served as vice president and general manager of AMD’s Texas Microprocessor Division—guiding both microprocessor product development and the NEXGEN acquisition. Previously, he served as vice president of AMD’s Embedded Processor Division, where he grew key product revenues by more than 100 percent in three years.

Before joining AMD, Hollatz served in a variety of management positions at NCR Corporation, including general manager of two microelectronics divisions, director of manufacturing and manager of advanced process development. He also served in the U.S. Air Force for a number of years in a variety of senior process development and microelectronics management positions. Hollatz holds an MSEE and a BSEE with high honors from the University of Illinois.

About Numerical

Numerical Technologies, Inc. (Nasdaq: NMTC), the world’s leading provider of subwavelength lithography-enabling technology, develops and markets proprietary technology, software tools and services that enable the production of subwavelength integrated circuits (ICs)—ICs with feature sizes that are smaller than the wavelength of light used to create circuit patterns on silicon. Numerical’s products and industry alliances form a comprehensive design-to-silicon solution that enables the creation of smaller, faster and more power-efficient ICs using available manufacturing equipment. Numerical’s customers include the world’s top semiconductor companies, design automation tool vendors, semiconductor equipment suppliers and photomask manufacturers. Additional information about the company is available on the Web at http://www.numeritech.com

Safe Harbor

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the potential to drive customer and shareholder value, as well as plans to intensify work with our OEM partners and customers to facilitate the adoption of Numerical’s core phase-shifting technology. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks include competitive conditions, business and economic conditions that affect the growth of the semiconductor industry, and the rate of adoption of Numerical’s technology by the semiconductor industry. For more information about potential factors, which could affect Numerical’s financial results, please refer to the 10-Q filed on July 30, 2002 and other filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC’s Website at http://www.sec.gov/ . Numerical may, from time to time, make additional written and oral forward-looking statements, including statements contained in its filings with the Securities and Exchange Commission and its reports to shareholders. Numerical does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Numerical.

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